                           ENDORSEMENTS

                           This endorsement modifies the Death Benefit Provisions of the policy to which it is attached.

Type C Death Benefit       This endorsement adds a Type C death benefit to the Type A and Type B death benefits described in this contract  under Death Benefit  Provisions.  We show the type of death benefit that applies to this contract under Type of Death Benefit.

                           If this  contract  has a Type C death  benefit,  the  death  benefit  on any  date is equal to the greater of (1) and (2) where:  (1) is the basic  insurance  amount plus the lesser of (a) the total  premiums paid minus total withdrawals from this contract, both accumulated at the rate(s) displayed in the contract data pages and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit
                           Factor both found in the Contract Limitations section of the Contract Data Pages, and (2) is the contract  fund before  deduction of any monthly  charges due on that date,  plus the result of (a)
                           minus (b)where (a) is any  additional  amount  described in the Rider For Payment of an  Additional  Amount
                           Upon Surrender and (b) is the current maximum surrender charge (see Contract Fund), multiplied by the attained age factor that applies.  For the purpose of determining the Type C death benefit, the total premiums paid will not include any charge to reinstate this contract as described under
                           Reinstatement.

                           For the purpose of computing the death benefit, if the contract fund is less than zero we will consider  it to be zero.  If the result of (a) minus (b) in Item (2) above is less than  zero,  we will consider it to be zero.  Your basic  insurance  amount and attained  age factors are shown in the  contract  data pages.

Changing From Type C       When changing from a Type C death benefit, the total premiums paid will not include any charge
Death Benefit              to reinstate this contract.

Type C to A                If you are changing from a Type C to a Type A death benefit, we will change the basic insurance amount by adding the lesser of (a) the total premiums paid minus total withdrawals from this contract both accumulated at the rate(s) displayed in the contract data pages and (b) the contract fund before deduction of any monthly charge due on that date plus the product of the
                           Type C Limiting Amount multiplied by the Type C Death Benefit factor, both determined on the date the change takes effect.

Type C to B                If you are changing from a Type C to a Type B death benefit, we first find the difference between
                           (1) the contract fund and (2) the lesser of (a) the total premiums paid minus total withdrawals from this contract, both accumulated at the rate(s) displayed in the contract data pages and (b)
                           the contract fund before deduction of any monthly charge due on that date plus the product of the Type C Limiting Amount multiplied by the Type C Death Benefit Factor, both determined on the date the change takes effect. If (2) is larger than (1), we will increase the basic insurance amount by that difference. If (1) is larger than (2), we will reduce the basic insurance amount by that difference.

Changing To Type C         Changes to a Type C death benefit are not permitted.
Death Benefit
                           If the change in the type of death benefit results in a reduction in the basic  insurance  amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages. We may also deduct a surrender charge and administrative charge as described in the Change In Basic
                           Insurance Amount provision.

                           A change in the type of death  benefit  will take  effect only if we approve  your  request at our
                           Home Office. If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages. The change will take effect on the monthly date that coincides with or next follows the date we approve your request. We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Changing the Type C        Starting on the first contract anniversary, you may change the interest rate for the Type C death
Death Benefit Interest     benefit once each contract year before the contract anniversary following the Insured's 121st
Rate                       birthday.  You may choose a rate between 0% and 8% in 1/2% increments. This change will become effective on the monthly date on or after the date we receive your request.

                           On and after the contract  anniversary  immediately  following the Insured's 121st  birthday,  the
                           Type C death benefit interest rate is zero.

                           Your request to change the type of death benefit or the Type C death benefit interest rate must be in a form that meets our needs.  We may require you to send us this contract before we make the change.

                           Pruco Life Insurance Company,

                           By

                                            Secretary